EXHIBIT 10.1

CHASE Financial Institutions Group	Amended and Restated Credit Agreement

This agreement dated as of September 16, 2009, is between WesBanco, Inc., a West Virginia corporation, with its headquarters office located at One Bank Plaza, Wheeling, WV 26003 (whether one or more, and if more than one, individually and collectively, the "Borrower") and JPMorgan Chase Bank, N.A. (together with its successors and assigns, the "Bank"), whose address is 10 South Dearborn Street, 36th Floor, Chicago, IL 60603-2003.

Amendment and Restatement. The Bank and the Borrower entered into that certain Amended and Restated Credit Agreement dated as of July 12, 2006, as amended through that certain Amendment to Amended and Restated Credit Agreement dated as of May 31, 2009 (the "Original Credit Agreement").  The Bank and the Borrower have agreed to amend and restate the Original Credit Agreement to the extent set forth herein, in order to, among other things, renew, modify and extend the Borrower’s $25,000,000.00 line of credit with the Bank.

1.	Credit Facilities.

1.1   Scope. This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by any Legal Requirement (as hereafter defined), governs all the Credit Facilities as defined below.  Advances under any Credit Facilities shall be subject to the procedures established from time to time by the Bank. Any procedures agreed to by the Bank with respect to obtaining advances, including automatic loan sweeps, shall not vary the terms or conditions of this agreement or the other Related Documents regarding the Credit Facilities.

1.2   Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $25,000,000.00 in the aggregate at any one time outstanding ("Facility A").  Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor.

1.3    Non-Usage Fee. The Borrower shall pay to the Bank a non-usage fee (the "Non-usage Fee") with respect to each calendar quarter during the term of Facility A, based on the unused amount of Facility A. The Non-usage Fee shall be an amount equal to A x (B – C) x (D/E), where A equals 0.20%; B equals the maximum amount of Facility A; C equals the average daily outstanding principal balance of Facility A; D equals the actual number of days elapsed during the calendar quarter; and E equals 360. The Bank may begin to accrue the Non-usage Fee on the date the Borrower signs or otherwise authenticates this agreement.

2.	Definitions and Interpretations.

A.	Definitions. As used in this agreement, the following terms have the following respective meanings:

(1)
"10-K Report" means any annual report on Form 10-K submitted by any Obligor or any Obligor’s Subsidiary to a Governmental Authority, including but not limited to the SEC, along with copies of the financial statements contained in such annual report and any annual report to shareholders of any Obligor or any Obligor’s Subsidiary for the fiscal quarter then ended.

(2)
"10-Q Report" means any quarterly report on Form 10-Q submitted by any Obligor or any Obligor’s Subsidiary to a Governmental Authority, including but not limited to the SEC, along with copies of the financial statements contained in such quarterly report and any quarterly report to shareholders of any Obligor or any Obligor’s Subsidiary for the fiscal quarter then ended.

(3)
"Affiliate" means any Person which, directly or indirectly Controls or is Controlled by or under common Control with, another Person, and any director or officer thereof.  The Bank is not under any circumstances to be deemed an Affiliate of the Borrower or any of its Subsidiaries.

(4)
"Authorizing Documents" means certificates of authority to transact business, certificates of good standing, borrowing resolutions, appointments, officer’s certificates, certificates of incumbency, and other documents which empower and authorize or evidence the power and authority of the Parties executing any Related Document or their representatives to execute and deliver the Related Documents and perform the Party’s obligations thereunder.

(5)	"Business Day" means a day when the main office of the Bank is open for the conduct of commercial lending business.

(6)
"Call Report" means any Report of Condition and Income, Thrift Financial Report or any substantially similar report (or replacement of any such report) submitted by any Obligor or any Obligor’s Subsidiary to a Governmental Authority.

(7)	"Collateral" means all Property, now or in the future subject to any Lien in favor of the Bank, securing or intending to secure, any of the Liabilities.

(8)
"Control" as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

(9)
"Corporation" means any corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization or any other form of entity.

(10)
"Credit Facilities" means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1, if any, including any and all renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor.

(11)	"EDGAR System" means the Electronic Data Gathering Analysis and Retrieval System owned and operated by the SEC or any replacement system.

(12)
"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

(13)	"GAAP" means generally accepted accounting principles in effect in the United States of America, consistently applied.

(14)
"Governmental Authority" means any foreign governmental authority, the United States of America, any state thereof, any political subdivision of any of the foregoing or any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Bank, the Borrower or any other Obligor, or any Subsidiary of the Borrower or their respective properties or any agreement by which any of them is bound.  Governmental Authority includes but is not limited to the Board of Governors of the Federal Reserve System ("FRB"), the Federal Deposit Insurance Corporation (the "FDIC"), the State Banking Authority, the Office of Thrift Supervision (the "OTS"), the Office of the Comptroller of the Currency (the "OCC") and the Securities and Exchange Commission (the "SEC").

(15)
"Home Page" means any corporate home page on the World Wide Web accessible through the Internet via a universal resource locator ("URL").  The Borrower shall designate to the Bank in writing the URL identification of the Home Page of each Obligor and each Obligor's Subsidiary required to submit any 10-K or 10-Q Report to the Bank.

(16)
"Indebtedness" means and includes (without duplication) (a) all items arising from the borrowing of money, which according to GAAP, would be included in determining total liabilities as shown on the balance sheet; (b) all indebtedness secured by any Lien on Property owned by the Borrower or the Subsidiaries of the Borrower whether or not such indebtedness shall have been assumed; (c) all guarantees and similar contingent liabilities in respect to indebtedness of others; and (d) all other interest-bearing obligations evidencing indebtedness to others, including, without limitation, with respect to letters of credit and Rate Management Transactions.

(17)
"Legal Requirement" means any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any list, license or permit issued by, any Governmental Authority.

(18)
"Liabilities" means all indebtedness, liabilities and obligations of every kind and character of the Borrower to the Bank, whether the obligations, indebtedness and liabilities are individual, joint and several, contingent or otherwise, now or hereafter existing, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

(19)
"Lien" means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract.

(20)
"Material Adverse Effect" means an effect which the Bank reasonably determines to be a material adverse effect on (A) the business, Properties, affairs, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (B) any Obligor's ability to perform any of its obligations under this agreement or any of the Related Documents, (C) the rights and benefits available to the Bank under this agreement or any of the Related Documents or (D) the Collateral.

(21)	"Notes" means each and all promissory notes, instruments and/or other contracts now or hereafter evidencing the terms and conditions of any of the Credit Facilities.

(22)	"Obligor" means any Borrower, guarantor, surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities.

(23)
"Organizational Documents" means, with respect to any Person, certificates of existence or formation, documents establishing or governing the Person or evidencing or certifying that the Person is duly organized and validly existing in accordance with all applicable Legal Requirements, including all amendments, restatements, supplements or modifications to such certificates and documents as of the date of the Related Document referring to the Organizational Document and any and all future modifications thereto approved by the Bank.

(24)	"Parties" means all Persons executing any Related Document, other than the Bank.

(25)
"Permitted Acquisition" means the purchase or acquisition by the Borrower or any of its Subsidiaries of Equity Interests in, or substantially all of the assets of, another Corporation provided that: (A) all such purchases and acquisitions during any period of twelve (12) consecutive calendar months shall not in the aggregate exceed thirty-five and No/100 percent (35.00%) of the consolidated stockholders' equity of the Borrower, determined in accordance in GAAP; and (B) no default, Event of Default or event that would constitute a default or Event of Default but for the giving of notice, the lapse of time or both, has occurred in any provision of this agreement, the Notes or any other Related Documents and is continuing or would result from such purchase or acquisition.

(26)	"Person" means any individual, Corporation or Governmental Authority.

(27)	"Proper Form" means in form and substance satisfactory to the Bank.

(28)	"Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

(29)
"Rate Management Transaction" means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

(30)
"Related Documents" means this agreement, the Notes, applications for letters of credit, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this agreement or in connection with any of the Liabilities.

(31)	"State Banking Authority" means the West Virginia Department of Banking.

(32)
"Subordinated Debt" means any Indebtedness subordinated to Indebtedness due to the Bank pursuant to a written subordination agreement in Proper Form by and among the Bank, subordinated creditor and the Borrower which at a minimum must prohibit: (a) any action by any subordinated creditor which will result in an occurrence of an Event of Default or default under this agreement, the subordination agreement or the subordinated Indebtedness; and (b) upon the happening of any Event of Default or default under any Related Documents, the subordination agreement, or any instrument evidencing the subordinated Indebtedness: (i) any payment of principal and interest on the subordinated Indebtedness; (ii) any act to compel payment of principal or interest on subordinated Indebtedness; and (iii) any action to realize upon any collateral securing the subordinated Indebtedness.

(33)
"Subsidiary" means, as to any particular Person (the "parent"), a Person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.  For purposes of this agreement, the Borrower's Subsidiaries include but are not limited to each of those listed on Annex I.

B.
Interpretations. Whenever possible, each provision of the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements. If any provision of this agreement cannot be enforced, the remaining portions of this agreement shall continue in effect. In the event of any conflict or inconsistency between this agreement and the provisions of any other Related Documents, the provisions of this agreement shall control. Use of the term "including" does not imply any limitation on (but may expand) the antecedent reference. Any reference to a particular document includes all modifications, supplements, replacements, renewals or extensions of that document, but this rule of construction does not authorize amendment of any document without the Bank’s consent. Section headings are for convenience of reference only and do not affect the interpretation of this agreement. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Whenever the Bank's determination, consent, approval or satisfaction is required under this agreement or the other Related Documents or whenever the Bank may at its option take or refrain from taking any action under this agreement or the other Related Documents, the decision as to whether or not the Bank makes the determination, consents, approves, is satisfied or takes or refrains from taking any action, shall be in the sole and exclusive discretion of the Bank, and the Bank's decision shall be final and conclusive.

3.	Conditions Precedent.

3.1   Conditions Precedent to Initial Extension of Credit. Before the first extension of credit governed by this agreement and any initial advance under any of the Credit Facilities, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank in Proper Form:

A.                      Related Documents. The Notes, and as applicable, the letter of credit applications, reimbursement agreements, the security agreements, the pledge agreements, financing statements, mortgages or deeds of trust, the guaranties, the subordination agreements, and any other documents which the Bank may reasonably require to give effect to the transactions described in this agreement or the other Related Documents;

B.                      Organizational and Authorizing Documents. The Organizational Documents and Authorizing Documents of the Borrower and any other Party in Proper Form that at a minimum (1) document the due organization, valid existence and good standing of each Party; (2) evidence that each Party has the power and authority to enter into the transactions described therein, and (3) evidence that the Person signing on behalf of each Party is duly authorized to do so;

C.                      Payoff Existing Debt/ Release of Liens.  Evidence of the full payment and satisfaction of all debt of the Borrower and each of its Subsidiaries other than the Indebtedness permitted by Section 5.2 hereof, and the release and satisfaction of all Liens other than the Liens permitted by Section 5.3 hereof;

D.                      Continuing Pledge of Stock. (1) A duly executed continuing pledge of all of the outstanding stock of WesBanco Bank, Inc. ("WesBanco Bank"); (2) delivery of all stock certificates evidencing all of the outstanding stock of WesBanco Bank and (3) stock powers duly executed in blank; and

E.                      Satisfactory Review.   Such documents and information as the Bank may reasonably request in performing its own due diligence review of the Borrower’s financial condition and operations, the results of which review must be in Proper Form.

3.2   Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A.                      Representations. The representations of the Parties are true on and as of the date of the request for and funding of the extension of credit;

B.                      No Event of Default. No default, Event of Default or event that would constitute a default or Event of Default but for the giving of notice, the lapse of time or both, has occurred in any provision of this agreement, the Notes or any other Related Documents and is continuing or would result from the extension of credit;

C.                      Additional Approvals, Opinions, and Documents. The Bank has received any other approvals, opinions and documents as it may reasonably request; and

D.                      No Prohibition or Onerous Conditions.  The making of the extension of credit is not prohibited by and does not subject the Bank, any Obligor, or any Subsidiary of any Obligor to any penalty or onerous condition under any Legal Requirement.

3.3   Satisfaction of Conditions Precedent. The acceptance of the proceeds and benefits of the proceeds of any Credit Facility shall constitute a representation and warranty by the Parties that all of the conditions set forth in the Article entitled "Conditions Precedent" or in any subsection thereof for that Credit Facility have been satisfied as of that time.

4.	Affirmative Covenants. The Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:

4.1   Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable Legal Requirements, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank's request, adequate funds or security has been pledged or reserved to insure payment.

4.2 Financial Records. Maintain proper books and records of accounts, in accordance with GAAP, and consistent with financial statements previously submitted to the Bank.

4.3   Inspection. Permit the Bank, its agents and designees to: (A) inspect and photograph its Property and sites, to examine and copy files, books and records, and to discuss its business, operations, prospects, Properties, affairs and financial condition with the Borrower's or its Subsidiaries' officers and accountants, at times and intervals as the Bank reasonably determines; (B) perform audits or other inspections of the Collateral, including the records and documents related to the Collateral; and (C) confirm with any Person any obligations and liabilities of the Person to the Borrower or its Subsidiaries. The Borrower will, and will cause its Subsidiaries to cooperate with any inspection or audit. The Borrower will pay the Bank the reasonable costs and expenses of any audit or inspection of the Collateral (including fees and expenses charged internally by the Bank for asset reviews) promptly after receiving the invoice.  Nothing in this agreement shall give the Bank the right to inspect or copy (A) any records of any examination report of the Borrower’s supervisory Governmental Authority or other information that the Borrower or any of its Subsidiaries are prohibited by any Legal Requirement from disclosing without the consent of the supervising Governmental Authority or (B) confidential information of any particular customer of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries is prohibited from disclosing by any applicable confidentiality agreement with any such customer; provided, however, the Borrower will and will cause each of its Subsidiaries to, cooperate in obtaining any consent should the Bank request the disclosure.

4.4   Financial Information.  Furnish to the Bank, in Proper Form, whatever information, books and records the Bank may reasonably request, including at a minimum: (A) the financial statements prepared in conformity with GAAP on a consolidated basis and the other information described in, and within the times required by, Exhibit A, Reporting Requirements, Financial Covenants and Compliance Certificate attached hereto and incorporated in this agreement by reference; provided, however, if any 10-K Report or 10-Q Report required by the Bank pursuant to this agreement (including Exhibit A) is available to the Bank via the EDGAR System or on the Borrower's Home Page, then the Borrower shall not be required to furnish such report(s) to the Bank in tangible form unless requested by the Bank.  If for any reason, all or any portion of any 10-K Report or 10-Q Report is not available to the Bank via the EDGAR System or on the Borrower's Home Page within the times required by Exhibit A, the Borrower shall promptly furnish such report(s) to the Bank in tangible form.  The Borrower's Home Page may be accessed via the URL identified as http://www.wesbanco.com/ and the Borrower shall notify the Bank prior to any change in the URL of the Borrower's Home Page; (B) within the time required by Exhibit A, Exhibit A signed or otherwise authenticated and certified by the chief financial officer or president of the Party required to submit the information; (C) to the extent not prohibited by applicable Legal Requirements, promptly after the same are available, copies of each annual report or financial statement or other report or communication sent by the Borrower to the shareholders of the Borrower; and each registration statement which the Borrower or any Subsidiary may file with any Governmental Authority or with any securities exchange; (D) promptly after a request is submitted to the appropriate Governmental Authority, any request for waiver of funding standards or extension of amortization periods with respect to any employee benefit plan; and (E) promptly after the Bank’s request, (i) loan portfolio reports for the Borrower and and each of its financial institution Subsidiaries setting forth, with respect to loans held in its portfolio, classifications relating to delinquency, non-performance, risk rating, loss allowances and other related matters, (ii) reports on allowances for loan losses and reserves of the Borrower and each of its financial institution Subsidiaries, and (iii) copies of special audits, studies, reports and analyses prepared by outside parties for the management of the Borrower, any of its Subsidiaries or any other Obligor. Nothing in this agreement shall require the Borrower to provide any information to the Bank which the Borrower, any other Obligor or any of their respective Subsidiaries is prohibited by Legal Requirements to disclose.

4.5   Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of: (A) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions or changes in Legal Requirements affecting it which could materially affect its business, Properties, affairs, prospects or financial condition; (B) the occurrence of any default or Event of Default and the circumstances which give rise to the Bank's option to terminate the Credit Facilities to the extent the disclosure does not violate any Legal Requirement; (C) any additions to or changes in the location(s) of its headquarters or other principal places of businesses; and (D) any alleged breach by the Bank of any provision of this agreement or of any other Related Document.

4.6 Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between it and any other Person.

4.7 Title to Assets and Property. Maintain good and marketable title to all of its Properties, and defend them against all claims and demands of all Persons at any time claiming any interest in them.

4.8   Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Bank may reasonably request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Related Documents, perfect any Lien, comply with any Legal Requirement applicable to the Bank or the Credit Facilities or describe more fully particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

4.9 Compliance Certificate. Comply with each of the other additional covenants, if any, set forth in Exhibit A.

4.10    Ownership of Subsidiaries. (A) The Borrower shall at all times maintain ownership of one hundred percent (100%) of the Equity Interests of each of its financial institution Subsidiaries, including, but not limited to WesBanco Bank, and shall maintain all of its Equity Interests in its financial institution Subsidiaries free and clear of all Liens. (B) The Borrower's Subsidiaries shall at all times maintain ownership of the Equity Interests of each of their respective Subsidiaries in the percentages set forth on Annex I.

4.11   Maintain Reserves for Loan and Lease Losses. Maintain at all times Reserves for Loan and Lease Losses consistent with past practices and adequate in all respects based upon safe and sound banking practices. "Reserves for Loan and Lease Losses" means the reserve amounts set forth in the financial statements and Call Reports required by the Bank from time to time pursuant to this agreement (including Exhibit A, Reporting Requirements, Financial Covenants and Compliance Certificate attached hereto).

4.12    Banking Relationship.  Establish and maintain traditional banking relationships and treasury services with the Bank, including but not limited to, image cash letter services and disbursement and operating relationships.

4.13   Permitted Acquisition Notice and Documents. (A) Notify the Bank not less than ten (10) Business Days prior to any Permitted Acquisition and (B) Deliver to the Bank within ten (10) Business Days of the completion of any Permitted Acquisition, copies of regulatory filings, approvals, instruments and other writings related to the Permitted Acquisition as requested by the Bank.

4.14    Capitalization Status.  The Borrower shall maintain and cause each of its financial institution Subsidiaries to maintain such capital and other requirements necessary to cause (A) the Borrower (on a consolidated basis) to be categorized as "Well Capitalized" at all times in accordance with the applicable Legal Requirements of its primary Governmental Authority and (B) each of its financial institution Subsidiaries to be categorized as "Well Capitalized" at all times in accordance with the applicable Legal Requirements of their respective primary Governmental Authorities.

4.15    Non-Performing Assets Ratio.  The Borrower (on a consolidated basis) shall maintain at all times a Non-Performing Assets Ratio of not greater than three and two-quarters of one percent (3.50%).  As used in this Section, the term "Non-Performing Assets Ratio" means the ratio, determined on a consolidated basis for the Borrower, of the sum of "Non-Performing Assets" plus "OREO", to the sum of "Total Loans" plus "OREO". As used in this Section, (a) "Non-Performing Assets" means the sum of all loans classified as past due ninety (90) days or more and still accruing interest, all loans classified as "non-accrual" and no longer accruing interest, all loans classified as "restructured loans and leases", and all other "non-performing loans"; (b) "Total Loans" means the total of all performing and non-performing loans; and (c) "OREO" means the book value, net of accumulated depreciation, of all other real estate owned by the Borrower and its Subsidiaries, excluding all real estate which is occupied and used by the Borrower and its Subsidiaries in the ordinary course of business.  The ratio set forth in this Section shall be measured quarterly and shall be determined from the Borrower's Call Report filed with its primary Governmental Authority.

5.	Negative Covenants. Without the prior written consent of the Bank, the Borrower will not and no Subsidiary of the Borrower will:

5.1   Indebtedness. Incur, contract for, assume, permit to remain outstanding or in any manner become liable in respect of, any Indebtedness, other than (A) Indebtedness incurred in the Borrower's or the Borrower's Subsidiary's ordinary course of business and in accordance with applicable Legal Requirements and safe and sound banking practices, such as with respect to deposit accounts and other similar accounts, checks, notes, certificates of deposit, money orders, traveler's checks, drafts or bills of exchange accepted or endorsed by any of the Borrower's financial institution Subsidiaries, issuances of letters of credit and repurchase agreements and banker's acceptances for the account of its banking customers consistent with its lending policies; (B) Indebtedness to the Federal Home Loan Bank and Federal Reserve Board Discount Window Program borrowings incurred in the ordinary course of business and consistent with safe and sound banking practices consistent with the financial statements described in (D) below; (C) unsecured Federal Funds Indebtedness incurred in the ordinary course of business by the Borrower's financial institution Subsidiaries and consistent with safe and sound banking practices; (D) Indebtedness reflected in the Borrower's financial statements dated as of June 30, 2009, and that is not to be paid with proceeds of borrowings under the Credit Facilities; (E) additional Indebtedness of the Borrower contracted for after the date of this agreement that does not exceed the amounts reflected in those financial statements described in (D) above; (F) upon the approval of the Bank, Subordinated Debt; (G) Rate Management Transactions entered into to hedge or mitigate risks to which the Borrower or any of its Subsidiaries has actual exposure (other than those in respect of Equity Interests or restricted Indebtedness of the Borrower or any of its Subsidiaries) and unsecured Rate Management Transactions entered into in order to effectively cap, collar or exchange interest rates (from fixed to variable rates, from one variable rate to another variable rate or otherwise) with respect to any interest bearing liability or investment of the Borrower or any of its Subsidiaries; (H) trust preferred securities in an aggregate amount not to exceed the amounts reflected in those financial statements described in (D) above; and (I) deferred tax liabilities and current pension liabilities.

5.2    Liens.  Create or permit to exist any Lien on any of its Property except: (A) existing Liens known to and approved in writing by the Bank; (B) Liens in favor of the Bank; (C) Liens incurred in the ordinary course of the Borrower's or the Borrower's Subsidiaries' business(es) and in accordance with applicable Legal Requirements and safe and sound banking practices, such as (i) Liens securing current non-delinquent liabilities for taxes, worker’s compensation, unemployment insurance, social security or pension liabilities, (ii) purchase money Liens on equipment and real estate purchased or leased for use in normal business operations and (iii) Liens in favor of Governmental Authorities that are being contested in good faith by timely and appropriate proceedings which are effective to stay enforcement thereof and for which adequate funds are reserved; (D) Liens on loans or securities pledged to the Federal Home Loan Bank in the ordinary course of business securing permitted Federal Home Loan Bank borrowings; (E) Liens on loans or securities pledged to the Federal Reserve Board in the ordinary course of business securing permitted Federal Reserve Board Discount Window Program borrowings; (F) existing mortgage Liens on the real estate of the Borrower and the Borrower’s Subsidiaries securing the existing mortgage debt related thereto and which is presently secured thereby; and (G) Liens in favor of Governmental Authorities to secure public funds and deposits entered into the ordinary course of buiness and in accordance with applicable Legal Requirements and safe and sound banking practices.

5.3 Sale of Equity Interests. Issue, sell or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary of the Borrower.

5.4    Use of Proceeds.  Except for the Borrower's repurchase of treasury stock that is not retired, use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for: (A) any personal, family or household purpose; or (B) the purpose of "purchasing or carrying any margin stock" within the meaning of Federal Reserve Board Regulation U. At the Bank's request, the Borrower will furnish a completed Federal Reserve Board Form U-1 in Proper Form.  Before using or permitting any proceeds of the Credit Facilities to be used, directly or indirectly,  to repurchase shares of the Borrower's stock, the Borrower shall (A) promptly inform the Bank in writing of (1) whether or not the shares of stock will be immediately retired and (2) the value of such shares of stock; and (B) if the stock is not immediately retired, furnish to the Bank a completed Federal Reserve Board Form U-1 in Proper Form and take such steps and execute such other documents as required by the Bank to comply with Regulation U of the FRB.

5.5    Continuity of Operations. (A) Engage in any business activities substantially different from those in which it is presently engaged; (B) cease operations, liquidate, merge, transfer, acquire (except in connection with any Permitted Acquisition) or consolidate with any other Person, change its name, dissolve, or sell any Properties out of the ordinary course of business; or (C) enter into any arrangement with any Person providing for the leasing by it of Property which has been sold or transferred by it to such Person.

5.6    Limitation on Negative Pledge Clauses. Enter into any agreement with any Person other than the Bank which prohibits or limits its ability to create or permit to exist any Lien on any of its Property, whether now owned or hereafter acquired.

5.7   Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations under this agreement or any of the other Related Documents.

5.8    Transfer of Ownership. Permit any Lien on any Equity Interest in any Subsidiary of the Borrower or any sale, conveyance, assignment, disposal or other transfer of any Equity Interest in any Subsidiary of the Borrower.

5.9    Organizational Documents. Alter, amend or modify any of its Organizational Documents, except for alterations, amendments or modifications to its bylaws which would not have any Material Adverse Effect.

5.10   Government Regulation. (A) Be or become subject at any time to any Legal Requirement (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with it; or (B) fail to provide documentary and other evidence of its identity as may be requested by the Bank at any time to enable the Bank to verify its identity or to comply with any Legal Requirement, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

5.11 Subsidiaries. Form, create or acquire any Subsidiary that is not wholly owned by the Borrower or one of the Borrower's Subsidiaries.

5.12   Merger or Consolidations.  (A) Dissolve; (B) merge or consolidate with any Person; (C) lease, sell or otherwise convey a material part of its assets or business outside the ordinary course of its business; (D) lease, purchase, or otherwise acquire a material part of the assets of any other Person, except in the ordinary course of its business or in connection with any Permitted Acquisition; or (E) agree to do any of the foregoing; provided, however, that (i) any of the Borrower's Subsidiaries (other than WesBanco Bank) may merge or consolidate with (a) any other Subsidiary of the Borrower or (b) with the Borrower so long as the Borrower is the survivor; and (ii) the Borrower or any of the Borrower's Subsidiaries may make Permitted Acquisitions so long as all conditions precedent thereto have been satisfied.

5.13   Affiliate Transactions.  Enter into any transaction or agreement with any Affiliate except (1) upon terms substantially similar to those obtainable from wholly unrelated sources and in compliance with applicable Legal Requirements; and (2) any transaction or agreement in the ordinary course of business which is in compliance with applicable Legal Requirements and which would not have a Material Adverse Effect.

5.14   Amounts in excess of Reserves for Loan and Lease Losses. Permit the principal amount of any loan in any of the Borrower's financial institution Subsidiaries' loan portfolios to exceed the corresponding reserve unless such amount is fully collectible.

6.
Representations and Warranties by the Borrower.  To induce the Bank to enter into this agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is and shall remain true and correct throughout the term of this agreement and until all Credit Facilities and all Liabilities under the Notes and other Related Documents are paid in full:

6.1   Organization and Status. (A) The Borrower is a West Virginia corporation registered as a federal bank holding company under the laws of the United States which has elected with the FRB to become a financial services holding company, and the Borrower and each of its Subsidiaries are each duly organized, validly existing and in good standing under the laws of its organization and is duly qualified to do business and is in good standing under the laws of each state in which the ownership of its Properties and the nature and extent of the activities transacted by it makes such qualification necessary. (B) The Borrower's name and the name of any Subsidiary of the Borrower that appears in this agreement is the exact name of the Borrower and the Subsidiary of the Borrower as appears in their respective Organizational Documents.  (C) The Borrower and its Subsidiaries have no Subsidiaries other than those listed on Annex I and each Subsidiary is owned by the Borrower or another of its Subsidiaries in the percentage set forth on Annex I.

6.2   Enforceability.  The execution and delivery of this agreement and the other Related Documents, and the performance of the obligations they impose, (A) do not violate any Legal Requirement; (B) do not conflict with any agreement by which any Party is bound; (C) do not require the consent or approval of any other Person which has not been promptly obtained in connection with the execution and delivery of this agreement and the other Related Documents, except where such violation or conflict, or the failure to obtain such consent or approval, would not materially adversely affect (1) the Borrower and its Subsidiaries taken as a whole; (2) any of the Borrower's financial institution Subsidiaries individually; (3) the ability of any Party to perform its obligations under the Related Documents or (4) the ability of the Bank to enforce its rights and remedies under this agreement and the other Related Documents; (D) are within its powers; (E) have been duly authorized by all necessary action of its governing body; and (F) do not contravene the terms of its Organizational Documents or other agreement or document governing its affairs. This agreement and the other Related Documents have been duly authorized, executed and delivered by the Parties and are valid and binding agreements of the Parties, enforceable according to their terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

6.3    Financial Statements.  All balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates.  Neither the Borrower nor any of its Subsidiaries is subject to any instrument or agreement materially and adversely affecting its financial condition, operations, business or affairs.

6.4   Litigation.  No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) is pending or threatened against the Borrower, any of its Subsidiaries or any other Obligor, and no other event has occurred which may in any one case or in the aggregate materially adversely affect the Borrower, any of its Subsidiaries or any other Obligor or any of their respective financial conditions and Properties, other than litigation, claims, or other events, if any, that have been disclosed to and approved by the Bank in writing prior to the date this agreement is executed.

6.5    Compliance. All of the Borrower's and its Subsidiaries' tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by it in good faith and for which adequate reserves have been provided.  The Borrower and each of its Subsidiaries is in compliance with all applicable Legal Requirements and manages and operates (and will continue to manage and operate) its business in accordance with good industry practices.  Neither the Borrower nor any of its Subsidiaries is in default in the payment of any other Indebtedness or under any agreement to which it is a party.  The Parties have obtained all consents of and registered with all Governmental Authorities and other Persons required to execute, deliver and perform the Related Documents.

6.6    No Claims Against the Bank.  There are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that the Borrower or any Obligor could assert with respect to this agreement, any of the Credit Facilities or otherwise.

6.7    Title and Rights. The Borrower and each of its Subsidiaries have good and marketable title to their respective properties, free and clear of any Lien except for Liens disclosed to and approved in writing by the Bank, those permitted by this agreement and the other Related Documents. The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted.

6.8   No Liens.  Neither the Borrower nor any of its Subsidiaries is a party to any agreement, instrument or undertaking or subject to any other restriction pursuant to which the Borrower or any of its Subsidiaries has placed, or will be required to place (or under which any other Person may place), a Lien upon any of its Properties securing Indebtedness, either upon demand or upon the happening of a condition, with or without any demand.

6.9   Statements by Others.  All statements made by or on behalf of the Borrower, any of its Subsidiaries or any other of the Parties in connection with any Related Document constitute the joint and several representations and warranties of the Borrower under this agreement.

6.10   Environment.  The Borrower and each of its Subsidiaries have complied with applicable Legal Requirements in each instance in which any of them have generated, handled, used, stored or disposed of any hazardous or toxic waste or substance, on or off its premises (whether or not owned by any of them).  Neither the Borrower nor any of its Subsidiaries has any material contingent liability for non-compliance with environmental or hazardous waste laws.  Neither the Borrower nor any of its Subsidiaries has received any notice that it or any of its Property or operations does not comply with, or that any Governmental Authority is investigating its compliance with, any environmental or hazardous waste laws.

6.11   Equity Interests of the Borrower's Subsidiaries.  (A) All of the issued and outstanding equity interest of each of the Borrower's Subsidiaries (the "Borrower's Subsidiaries' Shares") has been duly authorized, legally and validly issued, fully paid and non-assessable, and the Borrower's Subsidiaries' Shares are owned by the Borrower, free and clear of all Liens, except as may exist for the benefit of the Bank; (B) none of the Borrower's Subsidiaries' Shares have been issued in violation of any shareholder's preemptive rights; and (C) there are, as of the date of this agreement, no outstanding options, rights, warrants, plans, understandings or other agreements or instruments obligating the Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, or contemplating or providing for the issuance of, additional shares of the equity interest of the Borrower's Subsidiaries, or obligating the Borrower or the Borrower's Subsidiaries to grant, extend or enter into any such agreement or commitment.

6.12    Regulatory Enforcement Actions. (A) None of the Borrower, or any of its Subsidiaries, or any of their respective officers or directors, is now operating under or will operate under any effective written restrictions agreed to by the Borrower or by any of its Subsidiaries, or instructions, agreements, memoranda, or written commitments by the Borrower or by any of its Subsidiaries (other than restrictions of general application) imposed or required by any Governmental Authority nor are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Authority; and (B) None of the Borrower, or any of its Subsidiaries, has violated any Legal Requirement with respect to payment of dividends and no Governmental Authority has taken any action against any Subsidiary of the Borrower or any Subsidiary of any Subsidiary of the Borrower to restrict the payment of dividends by such Subsidiary.

6.13    Reserves for Loan and Lease Losses. The reserves for loan and lease losses shown in the Borrower's financial statements dated as of June 30, 2009, and in the Call Reports of the Borrower's financial institution Subsidiaries dated as of June 30, 2009, and in the reports required by Section 4.4 of this agreement are consistent with past practices and adequate in all respects to provide for losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding as of the date of such statements or reports, and contain an additional amount of unallocated reserves for unanticipated future losses at levels considered adequate based upon generally accepted safe and sound banking practices, as of the date of such statements or reports.  The aggregate principal amount of loans contained in the loan portfolio of each of the Borrower's financial institution Subsidiaries in excess of the corresponding reserve is fully collectible.

7.	Default/Remedies.

7.1 Events of Default. If any of the following events of default (each an "Event of Default") occurs, the Notes shall become due immediately, without notice, at the Bank's option:

A.                      The Borrower or any other Obligor fails to pay when due any of the Liabilities or any Indebtedness to any Person, or any amount payable with respect to any of the Liabilities, or under any Note, any other Related Document, or any agreement or instrument evidencing Indebtedness to any Person.

B.                      The Borrower, any of its Subsidiaries or any other Obligor (1) fails to observe or perform or otherwise violates any other term, covenant, condition or agreement of any of the Related Documents; (2) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (3) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (4) defaults under the terms of any agreement (including, but not limited to, an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis) or instrument relating to any Indebtedness (other than the Indebtedness evidenced by the Related Documents) and the effect of such default will allow the creditor to declare the Indebtedness due before its stated maturity.

C.                      In the event (1) there is a default under the terms of any Related Document; or (2) any Obligor fails to comply with, or perform under any agreement, now or hereafter in effect, between the Obligor and and the Bank, or any Affiliate of the Bank or their respective successors and assigns and the failure to comply with, pay or perform is not cured within any cure period specified in such agreement.

D.                      There is any loss, theft, damage, or destruction of any Collateral not covered by insurance.

E.                      Any Obligor or any of its Subsidiaries: (1) becomes insolvent or unable to pay its debts as they become due; (2) makes an assignment for the benefit of creditors; (3) consents to the appointment of a custodian, receiver, or trustee for itself or for any Property of any Obligor or any of its Subsidiaries having an aggregate fair market value in excess of $1,000,000.00, as reasonably determined by the Bank; (4) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (5) conceals or removes any of its Property, with intent to hinder, delay or defraud any of its creditors; (6) makes or permits a transfer of any of its Property, which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (7) makes a transfer of any of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.

F.                      A custodian, conservator, receiver, or trustee is appointed for any Obligor or any of its Subsidiaries or for a substantial part of their respective Property.

G.                      Any Obligor or any of its Subsidiaries, without the Bank's written consent: (1) liquidates or is dissolved; (2) merges or consolidates with any other Person; (3) leases, sells or otherwise conveys a material part of its Property or business outside the ordinary course of its business; (4) leases, purchases, or otherwise acquires a material part of the Property of any other Person, except in the ordinary course of its business or in connection with any Permitted Acquisition; or (5) agrees to do any of the foregoing; provided, however, that any of the Borrower's Subsidiaries (other than WesBanco Bank) may merge or consolidate with any other Subsidiary of the Borrower, or with the Borrower, so long as the Borrower is the survivor.

H.                      Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against any Obligor or any of its Subsidiaries and remain undismissed for thirty (30) days after commencement; or any Obligor or any of its Subsidiaries consents to the commencement of those proceedings.

I.                      Any judgment is entered against any Obligor or any of its Subsidiaries, or any attachment, seizure, sequestration, levy, or garnishment is issued against (1) any Property of any Obligor or any of its Subsidiaries having an aggregate fair market value in excess of $1,000,000.00, as reasonably determined by the Bank, or (2) any Collateral.

J.                      Any material adverse change occurs in: (1) the reputation, Property, financial condition, business, affairs, prospects, liabilities, or operations of any Obligor or any of its Subsidiaries; (2) any Obligor's ability to perform its obligations under the Related Documents; or (3) the Collateral.

K.                      The FRB, the FDIC, the State Banking Authority, the OCC, the OTS, the SEC or any other Governmental Authority charged with the regulation of bank holding companies, depository or financial institutions issues to the Borrower or any of its Subsidiaries, or initiates through formal proceedings any action, suit or proceeding to obtain against, impose on or require from the Borrower or any of its Subsidiaries a cease and desist order or similar regulatory order, injunction, temporary restraining order, the assessment of civil monetary penalties in an aggregate amount in excess of $1,000,000.00, articles of agreement that have any Material Adverse Effect, a memorandum of understanding that has any Material Adverse Effect, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by any of its Subsidiaries, the payments of any Indebtedness by the Borrower or the conduct of any or all of the business affairs of the Borrower or any of its Subsidiaries, restrictions that make the payment of the dividends by any of its Subsidiaries, the payment of Indebtedness by the Borrower or the conduct of any or all of the business affairs of the Borrower or any of its Subsidiaries subject to prior regulatory approval, a notice or finding under subsection 8(a) of the Federal Deposit Insurance Act, as amended, or any similar enforcement action, measure or proceeding.

L.                      A change of control of the Borrower or any of its financial institution Subsidiaries shall occur or the Borrower shall have the option, exercisable on at least one (1) Business Day’s prior notice, upon the consummation, in whole or in part, of any transaction effecting any change of control of the Borrower that, in either case, has been approved as such, or is required to be approved by any Governmental Authority.

M.                      Any Obligor or any of its Subsidiaries is notified that it is considered an institution in "troubled condition" within the meaning of any applicable Legal Requirement, including but not limited to, 12 U.S.C. Section 1831 and the regulations promulgated thereunder.

7.2   Remedies.  At any time after the occurrence of a default, the Bank may do one or more of the following: (A) cease permitting the Borrower to incur any Liabilities; (B) terminate any commitment of the Bank evidenced by any of the Notes; (C) declare any of the Notes to be immediately due and payable, without notice of acceleration, presentment and demand or protest or notice of any kind, all of which are hereby expressly waived; (D) exercise all rights of setoff that the Bank may have contractually, by law, in equity or otherwise; and (E) exercise any and all other rights pursuant to any of the Related Documents, at law, in equity or otherwise.

A.           Generally. The rights of the Bank under this agreement and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank.  Each Obligor agrees to stand still with regard to the Bank's enforcement of its rights, including taking no action to delay, impede or otherwise interfere with the Bank's rights to realize on any Collateral.

B.           Expenses. To the extent not prohibited by applicable Legal Requirements and whether or not the transactions contemplated by this agreement are consummated, the Borrower is liable to the Bank and agrees to pay on demand all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of the Related Documents, the making, servicing and collection of the Credit Facilities and the realization on any Collateral and any other amounts owed under the Related Documents, including without limitation reasonable attorneys' fees (including counsel for the Bank that are employees of the Bank or its affiliates) and court costs.  These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding involving any of the Parties, or Property of any of the Parties, or Collateral. The obligations of the Borrower under this section shall survive the termination of this agreement.

C.           Bank’s Right of Setoff. The Borrower grants to the Bank a Lien in the Deposits, and the Bank is authorized to setoff and apply, all Deposits, Securities and Other Property, and Bank Debt against any and all Liabilities. This right of setoff may be exercised at any time and from time to time after the occurrence of any default, without prior notice to or demand on the Borrower and regardless of whether any Liabilities are contingent, unmatured or unliquidated.  In this paragraph: (1) the term "Deposits" means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Deposits held jointly with another, but excluding any IRA or Keogh Deposits, or any trust Deposits in which a Lien would be prohibited by any Legal Requirement); (2) the term "Securities and Other Property" means any and all securities and other personal property of the Borrower in the custody, possession or control of the Bank, JPMorgan Chase & Co. or their respective subsidiaries and affiliates (other than Property held by the Bank in a fiduciary capacity); and (3) the term "Bank Debt" means all indebtedness at any time owing by the Bank, to or for the credit or account of the Borrower and any claim of the Borrower (whether individual, joint and several or otherwise) against the Bank now or hereafter existing.

8.	Miscellaneous.

8.1   Notice. Any notices and demands under or related to this agreement shall be in writing and delivered to the intended party at its address stated in this agreement, and if to the Bank, at its main office if no other address of the Bank is specified in this agreement, by one of the following means: (A) by hand; (B) by a nationally recognized overnight courier service; or (C) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (A) upon receipt if delivered by hand; B) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (C) on the third Delivery Day after the notice is deposited in the mail. "Delivery Day" means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of the change in the manner provided in this provision.

8.2   No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The making of an advance during the existence of any default or Event of Default or subsequent to the occurrence of a default or Event of Default or when all conditions precedent have not been met shall not constitute a waiver of the default, Event of Default or condition precedent.   No waiver or indulgence by the Bank of any default or Event of Default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.3    Integration. This agreement, the Notes, and any agreement related to the Credit Facilities embody the entire agreement and understanding of the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement or the Notes in any other jurisdiction.

8.4 Joint and Several Liability. Each party executing this agreement as the Borrower is individually, jointly and severally liable under this agreement.

8.5    CHOICE OF LAW. THIS AGREEMENT SHALL BE DEEMED TO BE EXECUTED AND HAS BEEN DELIVERED AND ACCEPTED IN CHICAGO, ILLINOIS BY SIGNING AND DELIVERING IT THERE. ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF ILLINOIS.

8.6   Consent to Jurisdiction.  THE BANK AND THE BORROWER AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER RELATED DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS, BUT THE BANK AND THE BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, ILLINOIS. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

8.7    Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower and the other Parties in this agreement, any other Related Documents or in any certificate or other instrument delivered by the Parties to the Bank.  The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Liabilities shall be paid in full.

8.8   Non-Liability of the Bank.  The relationship between the Parties on one hand and the Bank on the other hand shall be solely that of borrower and lender. The Bank shall have no fiduciary responsibilities to any Party. The Bank undertakes no responsibility to any Party to review or inform any Party of any matter in connection with any phase of the Party’s business or operations.

8.9   Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, subsidiaries, affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the "Indemnified Persons") harmless from any and against any and all loss, liability, obligation,  damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys' fees (including the fees and expenses of attorneys engaged by the Indemnified Person) and amounts paid in settlement ("Claims") to which any Indemnified Person may become subject arising out of or relating to the Credit Facilities, the Liabilities or the Collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

8.10   Counterparts. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.11   Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this agreement and any other Related Documents.

8.12    Expenses. The Borrower agrees to pay or reimburse the Bank for all its out-of-pocket costs and expenses and reasonable attorneys' fees (including the fees of in-house counsel) incurred in connection with the preparation and execution of any Related Document and any amendment, supplement, or modification thereto.

8.13   Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid or transferred by the Bank or paid or transferred over to a trustee, receiver or any other entity, whether under any proceeding or otherwise (any of those payments or transfers is hereinafter referred to as a "Preferential Payment"), then this agreement and the Credit Facilities shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Bank is in possession of the Notes and whether any of the Notes has been marked, paid, released or cancelled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. The obligations of the Borrower under this section shall survive the termination of this agreement.

8.14    Assignments. The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to the Notes or the Related Documents to JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of the Notes or the Related Documents. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Notes to one or more purchasers whether or not related to the Bank.

8.15    Waivers.  All Obligors jointly and severally waive notice, demand, presentment for payment, notice of nonpayment, notice of acceleration, protest, notice of protest, and the filing of suit and diligence in collecting the Notes and all other demands and notices, and consents and agrees that the Obligor’s liabilities and obligations shall not be released or discharged by any or all of the following, whether with or without notice to the Obligor or any other Obligor, and whether before or after the maturity of the Notes: (1) extensions of the time of payment; (2) renewals; (3) acceptances of partial payments; and (4) releases or substitutions of any collateral or any Obligor.  The Bank may waive or delay enforcing any of its rights without losing them. Each Obligor agrees that acceptance of any partial payment shall not constitute a waiver and that waiver of any default shall not constitute waiver of any prior or subsequent default. Any waiver affects only the specific terms and time period stated in the waiver.  No modification or waiver of this Agreement is effective unless it is in writing and signed by the party against whom it is being enforced. Nothing in this agreement is intended to waive or vary the duties of the Bank or the rights of the Borrower in violation of any provision of the Uniform Commercial Code as adopted in the State of Iliinois, as amended from time to time, that would prohibit the waiver or variation of those duties and rights by agreement of the parties.

8.16   Rights of Subrogation. Each Obligor waives and agrees not to enforce any rights of subrogation, contribution or indemnification that it may have against any other Obligor, or any Collateral, until each Obligor has fully performed all their obligations to the Bank, even if those obligations are not evidenced by the Notes.

8.17    Creditors Proceedings. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of the Borrower under this agreement would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Borrower’s liability under this agreement, then, notwithstanding any other provision of this agreement to the contrary, the amount of such liability shall, without any further action by the Borrower or the Bank, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

8.18   Recovery of Additional Costs. If the imposition of or any change in any Legal Requirement, or the interpretation or application of any thereof by any Governmental Authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, capital adequacy requirements, or other obligations which would (1) increase the cost to the Bank for extending or maintaining the Credit Facilities; (2) reduce the amounts payable to the Bank under the Credit Facilities; or (3) reduce the rate of return on the Bank's capital as a consequence of the Bank's obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank's written demand for such payment. The Bank's demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower which explanation and calculations shall be conclusive in the absence of manifest error.

9.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if it is an individual, the Bank will ask for its name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify it, and, if it is not an individual, the Bank will ask for its name, taxpayer identification number, business address, and other information that will allow the Bank to identify it. The Bank may also ask, if the Borrower is an individual, to see its driver’s license or other identifying documents, and, if it is not an individual, to see its Organizational Documents or other identifying documents.

10.
WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.
JURY WAIVER. THE BORROWER AND THE BANK VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT AND THE RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE CREDIT FACILITIES.

Address for Notices: One Bank Plaza Wheeling, WV 26003 Attn: Robert H. Young, Executive Vice President and Chief Financial Officer	BORROWER: WESBANCO, INC.
By: /s/ Paul M. Limbert
Name: Paul M. Limbert
Title: President and Chief Executive Officer

Address for Notices: 10 South Dearborn Street, 36th Floor, IL1-1235 Chicago, IL 60603-2003 Attn: Financial Institutions Group Credit Executive	BANK: JPMORGAN CHASE BANK, N.A.
By: /s/ Chris Cavacini
Name: Chris Cavacini
Title: Senior Vice President

ANNEX I  - SUBSIDIARIES

Subsidiary Name	State Where Organized	% Owned by the Borrower or each Subsidiary, as applicable
1.WesBanco Bank, Inc. ("WesBanco Bank")	West Virginia	100% Owned by the Borrower
2.WesBanco Insurance Services, Inc. ("WesBanco Insurance")	West Virginia	100% Owned by WesBanco Bank
3.Oak Hill Title Agency, LLC	Ohio	49% Owned by WesBanco Insurance 51% Owned by Johnson & Oliver, LPA
4.WesBanco Asset Management, Inc.	Ohio	100% Owned by WesBanco Bank
5.WesBanco Community Development Corp.	Delaware	100% Owned by WesBanco Bank
6.WesBanco Properties, Inc.	Ohio	100% Owned by the Borrower
7.WesBanco Securities, Inc.	Ohio	100% Owned by the Borrower
8.Hotel Concourse Ohio, LLC	Ohio	100% Owned by WesBanco Bank
9.
10.

EXHIBIT A to Amended and Restated Credit Agreement between
WesBanco, Inc.  (the "Borrower") and JPMorgan Chase Bank, N.A. (the "Bank")
 dated as of  July 31, 2009 (the "Agreement"), as same may be amended, restated and supplemented in writing.

REPORTING REQUIREMENTS, FINANCIAL COVENANTS AND
COMPLIANCE CERTIFICATE FOR CURRENT REPORTING PERIOD ENDING ___________ , 20____ ("END DATE")

A.	REPORTING PERIOD. THIS EXHIBIT WILL BE IN PROPER FORM AND SUBMITTED WITHIN 60 DAYS OF THE END OF EACH CALENDAR QUARTER INCLUDING THE LAST REPORTING PERIOD OF THE FISCAL YEAR.

BORROWER'S FISCAL YEAR ENDS ON ____________ , 20___.
B. Financial Reporting. The Borrower will provide the following financial information in Proper Form within the times indicated:	Compliance Certificate
WHO	WHEN DUE	WHAT	(Check one)
THE BORROWER	(i) Within 90 days of fiscal year end
(a) Annual report and financial statements (balance sheet, income statement, cash flow statement) audited (with unqualified opinion) by independent certified public accountants satisfactory to the Bank and prepared in accordance with GAAP, consistently applied on a consolidated basis, accompanied by this Compliance Certificate; and
(b) A copy of the Borrower's 10-K Report filed with any Governmental Authority*.
__ Yes __ No
THE BORROWER AND EACH OF ITS FINANCIAL INSTITUTION SUBSIDIARIES	(ii) Within 60 days of each Reporting Period End Date, including the final period of the fiscal year	(a) A copy of all Call Reports filed with any Governmental Authority, accompanied by this Compliance Certificate; and (b) A copy of all 10-Q Reports filed with any Governmental Authority*.	__ Yes __ No
*If any 10-K Report or 10-Q Report is available to the Bank via the EDGAR System or on the Borrower's Home Page, then the Borrower shall not be required to furnish such report(s) to the Bank in tangible form unless requested by the Bank.  If for any reason, all or any portion of any 10-K Report or 10-Q Report is not available to the Bank via the EDGAR System or on the Borrower's Home Page within the times indicated above, the Borrower shall promptly furnish such report(s) to the Bank in tangible form.

C. Other Required Covenants to be maintained and/or to be specifically certified. COMPLIANCE CERTIFICATE
REQUIRED	ACTUAL REPORTED	Compliance (Check)
(i)Capitalization Status. The Borrower shall maintain and cause each of its financial institution Subsidiaries to maintain such capital and other requirements necessary to cause (A) the Borrower (on a consolidated basis) to be categorized as "Well Capitalized" at all times in accordance with the applicable Legal Requirements of its primary Governmental Authority and (B) each of its financial institution Subsidiaries to be categorized as "Well Capitalized" at all times in accordance with the applicable Legal Requirements of their respective primary Governmental Authorities. [Section 4.14]

Well Capitalized?	__Yes __No
The Borrower	__ Yes __No
WesBanco Bank, Inc.	__Yes __No

(ii)Non-Performing Assets Ratio.  The Borrower (on a consolidated basis) shall maintain at all times a Non-Performing Assets Ratio of not greater than three and two-quarters of one percent (3.50%).  [Section 4.15]

Non-Performing Assets	$	_______________________	__ Yes __ No
Plus: OREO	$	_______________________
Equals:	$	_______________________(a)
Total Loans	$	_______________________
Plus: OREO	$	_______________________
Equals:	$	_______________________ (b)

_______________ /	____________________	=________________________
(a)	(b)	Non-Performing Assets Ratio

(iii)Indebtedness. Without the Bank's prior written consent, the Borrower will not and no Subsidiary of the Borrower will incur, contract for, assume, permit to remain outstanding or in any manner become liable in respect of, any Indebtedness, other than Indebtedness permitted in Section 5.1 of the Agreement.

__ Yes __ No

THE ABOVE SUMMARY REPRESENTS SOME OF THE COVENANTS AND AGREEMENTS CONTAINED IN THE AGREEMENT AND DOES NOT IN ANY WAY RESTRICT OR MODIFY THE TERMS AND CONDITIONS OF THE AGREEMENT.  IN CASE OF CONFLICT BETWEEN THIS EXHIBIT A AND THE AGREEMENT, THE BANK SHALL DETERMINE WHICH PROVISION WILL CONTROL.

The undersigned hereby certifies that the above information and computations are true and correct and not misleading as of the date hereof, and that since the date of the Borrower's most recent Compliance Certificate (if any):

___	No default or Event of Default has occurred under the agreement during the current Reporting Period, or been discovered from a prior period, and not reported.
___	A default or Event of Default (as described below) has occurred during the current Reporting Period or has been discovered from a prior period and is being reported for the first time and:
___ was cured on____________________	.
 ___ was waived by the Bank in writing on      ___________.
 ___ is continuing.

Description of Event of Default:      _______________________________

Executed this _____ day of _______________, 20__.

BORROWER: WESBANCO, INC.

SIGNATURE: _____________________________

NAME:     ____________________________

TITLE: ___________________________________ (Chief Financial Officer or President)

ADDRESS: One Bank Plaza, Wheeling, WV 26003